MF-2005-001A

№0164201

福建省拍卖成交确认书

拍卖会地点：石狮市行政服务中心2楼第一会议室　确认书编号：200910-01

拍卖人：福建省佳宝拍卖行有限公司　买受人：石狮市华宝明祥食品有限公司

拍卖师：王秀媛　齐玲玲　代理人：

记录员：黄俗维　竞买号：55

第55号竞买人于2009年11月6日15时在本拍卖人举办的拍卖会竞得如下拍卖标的，成为该拍品的法定买受人：

拍卖序号	拍卖标的名称	单位	数量
01	石狮市2009G-06号地块	m²	8691.4
成交金额	（大写）壹仟伍佰伍拾伍万元整	￥1555万	元
佣金金额	（大写）	￥	元
总金额	（大写）	￥	元

第一联 业务

1、买受人了解《中华人民共和国拍卖法》，自愿遵守本次拍卖会的《拍卖规则》和《特别约定》等注意事项，承认拍卖结果，并当场签署本确认书。

2、买受人当场支付金额______元，或给付定金______元，余额在______日内付清；如未能按期付清该拍卖标的总金额，承担违约责任。

3、因买受人违约造成该拍卖标的再行拍卖的，买受人须支付本人及委托人双方的佣金；再行拍卖的价款低于上述成交金额，买受人必须补足差额。

4、买受人应在付清上述全款后______日内（节假日可顺延）受领拍卖标的，逾期须支付______元/日的保管费用；买受人在付清拍卖标的总金额后______日内未能按照约定取得拍卖标的，则有权要求拍卖人承担违约责任，并支付______元/日违约金。

5、买受人要求对其身份保密的，拍卖人应当为其保密。因拍卖人失密而造成买受人损失的，拍卖人应赔偿损失并承担违约责任。

6、买受人受领的拍卖标的应与展示的拍卖标的一致，否则，买受人有权按照约定要求拍卖人承担违约责任。

7、其它事项：

8、本确认书一式五份，经双方签字或盖章后生效。

买受人（签章）　　　　拍卖人（签章）

代理人（签字）

2009年11月6日　　　　2009年11月6日

福建省工商行政管理局监制

Please Note that This Document is a Translation of Fujian Provincial Auction Confirm Letter In Chinese.

MF-2005-001A	No: 0164201

Fujian Provincial Auction Confirm Letter

Auction Place: Conference Room No. 1, 2nd Floor, the Administrative Service Center of Shishi City, Fujian Province
Confirmation Number: 200910-01
Auction Firm: Fujian Jiafu Auction Firm Limited Liability Company.
Purchaser (Bidder): Shishi Huabao Mingxiang Foods Co., Ltd
Auctioneer: Wang, Chunyuan; Qi Lingling
Recorder: Huang Lvwei
Bidder’s Number: 55

On the Auction held on November 6, 2009 at 15:00, Number 55 Bidder won the Auction to purchase the item described as the following and became the legally entitled purchaser to such item:

Auction Number	Name of Auction Item	Units	Quantity
01	Lot #2009G-06 in Shishi, Fujian Province	Square Meters	8,691.4
Purchase Price	RMB 15.55 million ($2.28 million equivalent)

Article 1: The Purchaser understands that the auction is governed by the Auction Law of China and the Purchaser agrees to be bound by the Auction Rules and Special Agreement set by this Auction. The Purchase agrees to assume the legal consequence of the Auction and hereby execute this Confirmation Letter.

Article 2: The Purchase made payment of ________RMB on the spot, or made a deposit of ____RMB, with the balance to be paid in full within ______days. Provided that the Purchaser defaults in the payment according to the schedule, the Purchaser shall assume legal consequence for such a default.

Article 3: In case that the Purchaser’s default makes it necessary to hold a new auction for the said item, the Purchaser shall be responsible for the commission to be paid to the principal and agent dealing with a new auction, and it shall be also be responsible for the difference between the purchase price herein this Confirmation Letter and that in the new auction, if lower than the purchase price herein.
Article 4: The Purchaser shall accept the Auction Item within ______days from the date on which the payment for the purchase price is fully made (in case of holidays the date can be extended to the following business day after the holidays); and the Purchaser shall be responsible for a bailee fee of ____ RMB/day. If due to the fault of the Auction Firm the Purchaser fails to obtain the Auction Item within ___ days from the date on which the payment for the purchase price is fully made, the Purchaser shall be entitled to a penalty fee of ____ RMB/day assumed by the Auction Firm.

Article 5: Upon the request by the Purchaser, the Auction Firm shall keep the Purchaser’s identity in confidential and shall be responsible for any damages to the Purchaser as a result of the violation of such a duty of confidentiality.

Article 6: The Auction Firm shall ensure that the Item the Purchaser obtains is the same item identified in the auction. Any variance shall constitute a default on the part of Auction Firm which shall therefore be responsible for any liability resulted from such a default.

Article 7 Other Matters

Article 8: This Confirmation Letter is executed in 5 copied and shall come into effect upon the execution or seal by both parties.

Purchaser: Shishi Huabao Mingxiang Foods Co., Ltd (Sealed)
Executed By: Pengfei Liu
Dated: 11-06-2009

Auction Firm: Fujian Jiafu Auction Firm Limited Liability Company (Sealed)
Date: 11-06-2009